Exhibit 10.25

[FORM OF EMPLOYMENT OFFER LETTER FOR CLOROX EXECUTIVE COMMITTEE MEMBERS]

[Date]

Dear                        ,

Congratulations. I am delighted to confirm our employment offer to you for the position of                       for the Clorox Company. We believe you will be an excellent addition to the Company’s senior management team and that you will be able to play a key role in the growth and development of the Company in the years ahead.

The key points of our employment offer are as follows:

Annual Salary	Your annual base salary will be $ , payable semimonthly, per the Company’s Salary Administration Policy.
Reporting Relationship	You will report directly to .
Responsibilities	In this position you will be responsible for .
You will also be a member of the Clorox Executive Committee (CEC) and a member of the Clorox Leadership (CLC) and Clorox Management (CMC) Committees.
Sign-on Cash	You will receive an acceptance allowance of $ .
Sign-on Stock Options

You will receive              of non-qualified stock options within 90 days of your hire date. This grant will be effective on your hire date and the option price will be the fair market value on your date of hire. Fair market value is defined as the closing sales price for a share on the last market-trading day prior to the grant date. Your options will vest over four years: 25% each year beginning one year from the grant date. At today’s price of approximately $           , the value of this award is approximately $           using the Black-Scholes valuation methodology.

Sign-on Restricted Stock

After you have been employed with the Company for 30 days, you will receive           shares of Restricted Stock ($         approximate value at today’s price). The Restricted Stock grant will be released 50% at the end of two years and 50% at the end of four years.

Sign-on Performance Units

You will receive              performance units within 90 days of your hire date. This grant will be effective on your hire date. These shares will vest in              based on Clorox’s ROIC performance during this timeframe. At today’s price of approximately $            , the value of this award is approximately $             using the Black-Scholes valuation methodology.

Executive Incentive Compensation Plan

You will be a participant in our Executive Incentive Compensation (“EIC”) plan. Awards under this plan are based on the progress of the Company’s business and performance against key Clorox initiatives. Your annual cash bonus target award under this plan will be        % of your base salary. The payout amounts range from 0% to 200%. The actual award will be adjusted upward or downward depending upon the Company’s performance and an evaluation of your individual performance. (For this fiscal year, you will be paid a guaranteed payout at target (based on a 100% Corporate and individual payout), prorated from the date of hire).

Long-Term Incentive Program

You will be eligible to participate in the Company’s long-term incentive program, which currently includes awards of stock options and performance shares. Awards are normally granted in September. Awards are targeted at the median of the compensation comparator group with an opportunity to reach the 75th percentile for top tier company performance. You will be eligible for consideration for an annual award in            .

Supplemental Executive Retirement Plan

You will be a participant in the Supplemental Executive Retirement Plan (“SERP”), which is currently targeted to provide 55% of your average annual cash compensation, including bonus (EIC), for the highest three years of employment for participants retiring at age 65 with a minimum of 15 years of service. A reduced benefit is available to those who retire at or after age 55 with at least 10 years of service.

Employment Agreement	You will be provided a two-year Employment Agreement.
Change in Control Agreement	You will be provided a Change in Control Employment Agreement with a three-year term.
Company Car	You will be provided a Company automobile or an allowance ($ per year) plus parking and a cell phone.
Benefits

You will participate in all of The Clorox Company’s Employee Plans for Salaried Employees. Any waiting period will be waived, except for the Value Sharing and Pension Plan where participation begins after one year of employment. Participation in the 401(k) Plan will start immediately, but eligibility to receive the Company matching contribution will begin one year after employment.

Vacation

You will be eligible for four (4) weeks of vacation in addition to regular Company holidays. Your first year of vacation will be pro-rated based on your start date. The accrual and usage of vacation is subject to the provisions set forth in the Company’s Vacation policy.

Club Membership	You will be entitled to membership in a local luncheon club or athletic club.
Financial Planning

You will receive an annual credit of $            toward financial planning services. Financial planning is provided either by Kochis Fitz or Price-WaterhouseCoopers (forty percent of the annual fee is considered imputed income and has applicable taxes withheld from each paycheck).

Air Travel	You may travel by Business Class, or First Class if Business Class is not available, for flights longer than 3 hours.
Relocation	We will cover relocation expenses associated with your move per our relocation policy.
Start date	, pending satisfactorily meeting the requirements listed below.

Your offer and employment are contingent upon the following:

•       Successful completion of pre-employment screening, which may include a background check and credit report.

•       Verification of your right-to-work status, as required under the 1986 Immigration Reform and Control Act. You will be required to present original documents as proof of your identity and right to work on your first day of employment. A list of acceptable documents is attached.

•       Satisfying the Company’s pre-employment drug testing requirements. Once you have advised us of your acceptance of this offer, please contact the National Scheduling Center within 72 hours at (888) 695-3465 (8 a.m. – 6 p.m., Eastern time, Monday – Friday) to arrange for a pre-employment drug screening. Take the enclosed Chain of Custody form and air bill with you to the collection facility.

•       Our receipt of your signed letter of acceptance.

Also, enclosed is a copy of the Invention Assignment and Secrecy Agreement that you will be required to sign when you start employment.

Please acknowledge acceptance of our offer by signing and dating a copy of this letter below and faxing a copy to              and returning the original in the self-addressed envelope to              by            .

I’m excited about the prospect of you joining Clorox and the opportunity for us to work together. I believe you will have a positive impact on the growth, the long-term strategy and direction of the Company.

If you have any questions or need clarification on any of the above items, please call me at            .

Best Regards,

This offer remains valid through
I accept the employment offer under the terms listed above.

Signature:

Date: